Exhibit 3.2

Series B Senior Subordinated Convertible Voting Redeemable Preferred Stock

(a)    Designation.

(i) The designation of the series of Serial Preferred Stock created hereby shall be “Series B Senior Subordinated Convertible Voting Redeemable Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the class of Series B Preferred Stock is 1,500,000.

(ii)  All shares of Series B Preferred Stock shall be identical with each other in all respects. All shares of Series B Preferred Stock shall rank, as to the payment of dividends and/or of distributions of assets upon any dissolution, liquidation or winding up of the Corporation, (A) senior to the common stock, par value $.001 per share (the “Common Stock”), of the Corporation and any other series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks junior to the Series B Preferred Stock, (B) on parity with any other class or series of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks on parity with the Series B Preferred Stock and (c) junior to the Series A Senior Convertible Voting Non-Redeemable Preferred Stock of the Corporation and any other class or series of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks senior to the Series B Preferred Stock.

(b)    Dividends.

(i) Subject to the rights of the holders of any series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks senior to the Series B Preferred Stock with respect to dividends, but in preference to the holders of Common Stock and/or any series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks junior to the Series B Preferred Stock with respect to dividends and on a para passu basis with the holders of any series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks on parity with the Series B Preferred Stock with respect to dividends, for so long as shares of Series B Preferred Stock remain outstanding, each holder of any shares of Series B Preferred Stock (each, a “Series B Holder”) shall be entitled, effective as of January 1, 2008, to receive, and shall be paid (and the Board of Directors of the Corporation shall be deemed to have declared and ordered to be paid) monthly in arrears, in cash out of funds legally available therefor, on the last day of each calendar month, commencing January 31, 2008, cumulative dividends, accruing monthly, in an amount equal to $0.12 per annum per share (as appropriately adjusted for any stock splits, stock dividends, combinations, and the like with respect to the Series B Preferred Stock), with respect to each outstanding share of Series B Preferred Stock owned of record by such Series B Holder.

(ii) The Corporation shall not declare or pay any dividends or other distributions on the Common Stock or any Serial Preferred Stock, other than the Series B Preferred Stock or any series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks senior to the Series B Preferred Stock with respect to dividends, until the Series B Holders shall have first received distributions of all accrued dividends as set forth in subparagraph (b)(i).

(iii) Subject to the preferential rights of the Series B Holders, the holders of shares of Common Stock and any series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks junior to or on parity with the Series B Preferred Stock with respect to dividends shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(iv) Whenever monthly dividends or other dividends payable on the Series B Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on outstanding shares of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(A) declare or pay dividends, or make any other distributions, on any shares of equity securities of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(B) declare or pay dividends, or make any other distributions, on any equity securities ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such equity securities of the Corporation on a parity with the Series B Preferred Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such securities are then entitled;

(C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire any such junior securities in exchange for equity securities of the Corporation ranking junior (either as to dividends or upon dissolution, or winding up) to the Series B Preferred Stock; or

(D) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any equity securities of the Corporation ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the Corporation) to all holders of such securities upon such terms as the Board of Directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(v) The Corporation shall not permit any subsidiary of the Corporation to or otherwise acquire for consideration any equity securities of the Corporation unless the Corporation could, under subparagraph (b)(iv), purchase or otherwise acquire such securities at such time and in such manner.

(c)    Liquidation, Dissolution or Winding Up.

(i)    (A) Subject to the provision for adjustment as set forth in subparagraph (c)(ii), upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Series B Holder shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders after satisfying claims of creditors, but before distributions of assets shall be made on the Common Stock or any other class or series of stock ranking junior to the shares of Series B Preferred Stock upon liquidation, dissolution or winding up of the Corporation, an amount equal to $1.00 per share of Series B Preferred Stock (the “Per Share Liquidation Preference”) owned of record by such Series B Holder, plus an amount equal to all accrued but unpaid dividends, whether or not declared, on such shares to the date of final distribution.

(B) In addition to the rights of the Series B Holders to receive the distributions provided in clause (c)(i)(A), in the event that any assets of the Corporation remain available for distribution to the holders of Common Stock after satisfying the Corporation’s obligations to all holders of equity securities of the Corporation having preference over the holders of Common Stock as to the distribution of assets upon any dissolution, liquidation or winding up of the Corporation, following the final distribution to all of the Series B Holders of the amounts payable pursuant to clause (c)(i)(A), each Series B Holder shall be entitled to receive, pari passu with the holders of Common Stock, an amount equal to (x) the sum such Series B Holder would have received had the Series B Holder converted, in accordance with paragraph (h) and immediately following the distribution made in accordance with clause (c)(i)(A), all of the Series B Preferred Stock owned by the Series B Holder for which the Series B Holder received the Per Share Liquidation Preference in accordance with the provisions of subparagraph (c)(i)(A) and, as holder of the Conversion Shares (as such capitalized term is defined in subparagraph (h)(i)) issuable upon such conversion, shared pro rata with the holders of the Common Stock in the distribution of the remaining assets of the Corporation minus (y) the Per Share Liquidation Preference amount actually received by the Series B Holder in accordance with clause (c)(i)(A).

(ii) In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise, including the payment of a dividend on Common Stock in the form of shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Per Share Liquidation Preference shall be adjusted by multiplying the Per Share Liquidation Preference then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after the effectiveness of such dividend payment, subdivision, combination or consolidation and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the effectiveness of such dividend payment, subdivision, combination or consolidation.

(iii) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (c).

(iv) If the assets of the Corporation available for distribution to the Series B Holders upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which the Series B Holders are entitled pursuant to clause (c)(i)(A), and to which Series B Holders of any other class or series of stock of the Corporation ranking on a parity with the Series B Preferred Stock as to distribution upon dissolution, liquidation or winding up of the Corporation (collectively, the “Parity Stockholders”) are entitled pursuant to the Articles of Incorporation of the Corporation, as may be amended from time to time (including any Certificate of Designations), then such assets shall be distributed among the Series B Holders and the Parity Stockholders ratably in proportion to the full amounts otherwise due the Series B Holders and Parity Stockholders.

(d)    Voting Rights. The Series B Holders shall have the following voting rights:

(i) Subject to the provision for adjustment as set forth in subparagraph (d)(ii), each share of Series B Preferred Stock shall entitle its holder to 100 votes on each and every matter submitted to a vote of the stockholders of the Corporation.

(ii) In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise, including the payment of a dividend on Common Stock in the form of shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the number of votes per share to which Series B Holders of shares of Series B Preferred Stock were entitled immediately prior to such event pursuant to subparagraph (d)(i) shall be adjusted by multiplying such number of votes per share of Series B Preferred Stock by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after the effectiveness of such dividend payment, subdivision, combination or consolidation and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the effectiveness of such dividend payment, subdivision, combination or consolidation.

(iii) Except as otherwise provided in this designation of the rights, powers, preferences, limitations and restrictions of Series B Preferred Stock, in any other amendment to the Articles of Incorporation or in any other certificate of designations of the Corporation creating a series or class of Serial Preferred Stock or any similar securities of the Company, or by law, the Series B Holders and holders of shares of Common Stock, together with holders of other securities of the Corporation having general voting rights, if any, shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(iv) Except as otherwise set forth in this designation of the rights, powers, preferences, limitations and restrictions of Series B Preferred Stock, or as otherwise provided by law, Series B Holders shall have no special voting rights and the consent of the Series B Holders shall not be required (except to the extent they are entitled to vote with holders of Common Stock and other securities of the Corporation as set forth in subparagraph (d)(iii)) for taking any corporate action.

(e)    Reacquired Shares. Shares of the Series B Preferred Stock that have been redeemed, converted, purchased or otherwise acquired by the Corporation shall not be reissued as Series B Preferred Stock and, when retired as provided by applicable Nevada corporate law, shall have the status of authorized but unissued shares of Serial Preferred Stock, without designation as to series or class until such shares are once more designated as part of a particular series or class of Serial Preferred Stock by the Board of Directors of the Corporation.

(f)    Redemption.

(i) Subject to the rights of the holders of any series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks senior to the Series B Preferred Stock with respect to dividends and/or distributions of assets upon any dissolution, liquidation or winding up of the Corporation, the Corporation shall have the right, but not the obligation, exercisable at any time, and from time to time, on or prior to December 31, 2010 (in each case, a “Redemption Date”), to redeem the then outstanding Series B Preferred Stock out of funds legally available therefor, as a whole or in part, upon payment (in respect of each share redeemed) of $5.00 per share, plus all accrued and unpaid dividends to and including the Redemption Date (collectively, in each case, the “Redemption Price”).

(ii) If full accrued, cumulative dividends on all outstanding Series B Preferred Stock have not been paid in full, the Series B Preferred Stock may not be redeemed in part.

(iii) If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata, as nearly as practicable, or by lot, as the Board of Directors may determine.

(iv) Notice of redemption specifying the Redemption Date fixed for redemption of all or a portion of the outstanding Series B Preferred Stock and the place where the Redemption Price is payable will be mailed postage prepaid, by first-class mail, at least ten days but not more than 60 days before the Redemption Date to each holder of shares of Series B Preferred Stock to be redeemed, at the address shown on the books of the Corporation. On and after such Redemption Date, notwithstanding that any certificate representing Series B Preferred Stock so called for redemption shall not have been surrendered for cancellation (provided the funds for redemption have been deposited with a bank or trust company as provided in subparagraph (f)(v)), the shares of Series B Preferred Stock represented thereby shall no longer be deemed outstanding, and the registered holder of such certificate or certificates shall have (with respect to the Corporation) no right other than the right to receive the Redemption Price, without interest, upon the surrender of such certificate; and such Series B Preferred Stock shall not be transferable on the books of the Corporation, except to the Corporation.

(v) On or before the Redemption Date specified therein, the Corporation may (subject to subparagraph (f)(vi)) deposit with a bank or trust company located in either of New York City or Nassau County, New York, in trust, to be applied to the redemption of the shares of Series B Preferred Stock so called for redemption, the funds necessary for such redemption. From and after the date of such deposit, all rights of the registered holders of the shares of Series B Preferred Stock so called for redemption shall cease and terminate, excepting only the right to receive the Redemption Price therefor, without interest. The Corporation may direct the bank or trust Company to invest the funds deposited in trust to be applied to the redemption of Series B Preferred Stock so called for redemption into one or more of the following obligations or securities:

(A) direct obligations of, and obligations fully guaranteed by, the United States of America, or any agency thereof, the obligations of which are backed by the full faith and credit of the United States Government;

(B) certificates of deposit, time deposits, commercial paper, and bankers’ acceptances issued by any bank (or a bank’s holding company) whose senior unsecured debt has the highest rating given by Standard & Poor’s Corporation, or any successor thereof; and

(C) deposits which are fully insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation;

provided, however, that such investments shall be made in such manner as to mature by their terms or otherwise be available for withdrawal not later than the day preceding the Redemption Date. Any interest accrued on funds so deposited shall be paid to the Corporation at such times as the Corporation may request.

(vi) In case any of the holders of shares of Series B Preferred Stock which have been called for redemption shall not, within six years after the Redemption Date, claim such Series B Holder’s applicable Redemption Price deposited with a bank or trust company as provided in subparagraph (f)(v), the Corporation shall have the right to demand such bank or trust company to pay over to the Corporation such unclaimed Redemption Price and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such Series B Holder and the Series B Holder shall look only to the Corporation for the payment of the Redemption Price.

(g)    Amendment. The Articles of Incorporation of the Corporation (including by means of the filing of a certificate of designation with respect to another series or class of Serial Preferred Stock) shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the Series B Holders owning of record at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class. Notwithstanding anything to the contrary contained in this paragraph (g), the Board of Directors of the Corporation shall have the power and authority to create one or more series or class of Serial Preferred Stock ranking senior to the Series B Preferred Stock as to distributions upon dissolution, liquidation or winding up of the Corporation.

(h)    Conversion Rights.

(i) Right of Conversion. Subject to the limitations set forth in this paragraph (h), each share of Series B Preferred Stock shall be convertible, at the option (the “Conversion Option”) of the registered Series B Holder of such share, at any time and from time to time while such share of Series B Preferred Stock is outstanding, into 100 shares (the “Conversion Rate”) of Common Stock (each, a “Conversion Share”). The Conversion Rate is subject to adjustment as set forth in paragraph (h)(ii). The Conversion Shares receivable upon conversion shall be fully paid and non-assessable shares of Common Stock.

(ii) Adjustments. The Conversion Rate of the Series B Preferred Stock and the number and kind of securities issuable upon the conversion of each share of Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of the events enumerated in this subparagraph (h)(ii) and, for purposes of this paragraph (h), the term “Conversion Share” shall include all other securities issuable upon conversion of a share of Series B Preferred Stock as provided in this subparagraph (h)(ii).

(A) Stock Dividends, Subdivisions and Combinations. In case the Corporation, at any time while any shares of Series B Preferred Stock are outstanding, shall:
(1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock or such other securities to holders of all outstanding shares of Common Stock;
(2) subdivide, reclassify or recapitalize the outstanding shares of Common Stock into a greater number of shares;
(3) combine, reclassify or recapitalize the outstanding shares of Common Stock into a smaller number of shares of Common Stock; or
(4) issue by reclassification of shares of Common Stock any other securities of the Corporation (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation);
then, the number and kind of Conversion Shares issuable upon conversion of each share of Series B Preferred Stock outstanding immediately prior to the occurrence of an event specified in subclauses (1), (2), (3) or (4) of this clause (g)(ii)(A) shall be adjusted so that each Series B Holder shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which such Series B Holder would have owned or have been entitled to receive after the happening of such event had such share of Series B Preferred Stock been converted immediately prior to the earlier of the happening of such event or any record date with respect to the event. An adjustment made pursuant to this clause (h)(ii)(A) shall become effective immediately after the effective date of such event, retroactive to the record date for the event. Such adjustment shall be made successively whenever any event listed in subclauses (1) through (4) of this clause (h)(ii)(A) shall occur.

(B) Extraordinary Dividends. In case the Corporation, while any shares of Series B Preferred Stock are outstanding, shall fix a record date for the issuance of rights, options, or warrants to all holders of outstanding Common Stock, entitling such holders to subscribe for or purchase shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) at a price per share of Common Stock (or having an exchange or conversion price per share of Common Stock, with respect to a security exchangeable for or convertible into shares of Common Stock) which is lower than the Current Market Price per share of Common Stock on such record date, then the Conversion Rate shall be adjusted so that the Conversion Rate, as so adjusted, shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such record date by a fraction, of which (x) the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial exchange or conversion price of the exchangeable or convertible securities so to be offered) would purchase at such Current Market Price and (y) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the exchangeable or convertible securities so to be offered are initially exchangeable or convertible). Such adjustment shall become effective at the close of business on such record date; provided, however, to the extent that shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted (but only with respect to shares of Series B Preferred Stock exercised after such expiration) to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) actually issued. In case any subscription or other purchase price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Corporation and shall be described in a statement mailed to the Series B Holders. Shares of Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation.

(C) Extraordinary Distributions. In case the Corporation, while any shares of Series B Preferred Stock are outstanding, shall distribute to all holders of shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the surviving corporation) evidences of the Corporation’s indebtedness or assets (excluding cash dividends and distributions payable out of consolidated net income or earned surplus in accordance with Nevada law and dividends or distributions payable in shares of stock described in clause (h)(ii)(A)) or rights, options or warrants or exchangeable or convertible securities containing the right to subscribe for or purchase shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock), then the Conversion Rate shall be adjusted so that the Conversion Rate, as so adjusted, shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the record date for such distribution by a fraction, of which (x) the numerator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Corporation) of the portion of the evidences of indebtedness or assets so to be distributed or of such rights, options, warrants or exchangeable or convertible securities applicable to one share of Common Stock and (y) the denominator shall be such Current Market Price per share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for such transaction.

(D) Stock Issuances. If the Corporation, while any shares of Series B Preferred Stock are outstanding, shall issue (1) shares of Common Stock, (2) rights, options, warrants or other securities entitling the Series B Holder thereof to subscribe for, purchase, convert to, exchange for or otherwise acquire Common Stock or (3) rights, options warrants or other securities entitling the holder thereof to subscribe for, purchase, convert to, exchange for or otherwise acquire such convertible or exchangeable securities (in each case, other than issuances that result in an adjustment under clauses (i)(ii)(A), (B) or (C) or shares issuable upon conversion of any Serial Preferred Stock), without consideration or for a consideration per share of Common Stock less than the Current Market Price in effect immediately prior to the issuance of such Common Stock or such rights, options, warrants or other securities, then the Conversion Rate shall be adjusted so that the Conversion Rate, as so adjusted, shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such issuance by a fraction, of which (x) the numerator shall be the number of shares of Common Stock outstanding on the issuance date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial exchange or conversion price of the exchangeable or convertible securities so to be offered) would purchase at such Current Market Price and (y) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the exchangeable or convertible securities so to be offered are initially exchangeable or convertible). Such adjustment shall become effective at the close of business on the date of such issuance; provided, however, to the extent that shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) are not delivered after the expiration of such rights, options, warrants or other securities, the Conversion Rate shall be readjusted (but only with respect to shares of Series B Preferred Stock exercised after such expiration) to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, options, warrants or other securities been made upon the basis of delivery of only the number of shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) actually issued. In case any subscription or other purchase price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Corporation and shall be described in a statement mailed to the Series B Holders. Shares of Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation.

(E) Current Market Price Defined. For the purposes of the this subparagraph (h)(ii), the term “Current Market Price” on any date shall be deemed to be the per share Closing Price of the shares of Common Stock on the trading date immediately preceding the date in question.

(F) Closing Price Defined. For purposes of the Series B Preferred Stock, the term “Closing Price” of the shares of Common Stock for a day shall mean:
(1) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the principal national securities exchange on which the shares of the Common Stock are listed or admitted for trading, or
(2) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the average of the closing bid and asked prices of the Common Stock as quoted on the Over-the-Counter Bulletin Board (the “Bulletin Board”), or
(3) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange nor quoted on the Bulletin Board, the average of the closing bid and asked prices of Common Stock in the over-the-counter market, as reported by The Pink Sheets, LLC, or an equivalent generally accepted reporting service, or
(4) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, quoted on the Bulletin Board nor reported on by The Pink Sheets, LLC, the fair market value of a share of Common Stock on such day, as determined in good faith by the Board of Directors of the Corporation.

(G) Capital Reorganizations and Other Reclassifications. In case of any (x) capital reorganization of the Corporation, or of any reclassification of the shares of Common Stock (other than a reclassification, subdivision or combination of shares of Common Stock referred to in subparagraph (h)(i)), (y) consolidation of the Corporation with, or the merger of the Corporation with, or merger of the Corporation into, any other corporation (other than a reclassification of the shares of Common Stock referred to in subparagraph (h)(i) or a consolidation or merger which does not result in any reclassification or change of the outstanding shares of Common Stock), or (z) sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation or entity, in each case, while any shares of Series B Preferred Stock are outstanding, then, in each such circumstance, each share of Series B Preferred Stock shall, after such capital reorganization, reclassification of shares of Common Stock, consolidation, merger, or sale, be convertible for the kind, amount and number of shares or other securities, assets, or cash to which a holder of the number of shares of Common Stock issuable (at the time of such capital reorganization, reclassification of shares of Common Stock, consolidation, merger or sale) upon conversion of such share of Series B Preferred Stock would have been entitled to receive upon such capital reorganization, reclassification of shares of Common Stock, consolidation, merger, or sale; and, in any such case, if necessary, the provisions set forth in this paragraph (h) with respect to the rights and interests thereafter of a Series B Holder shall be appropriately adjusted so as to be applicable, as nearly equivalent as possible, to any shares or other securities, assets, or cash thereafter deliverable upon the conversion of Series B Preferred Stock owned by such Series B Holder. The Corporation shall not effect any such consolidation, merger, or sale, unless prior to or simultaneously with the consummation of such transaction the successor corporation or entity (if other than the Corporation) resulting from such consolidation or merger or the corporation or entity purchasing such assets or other appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the Series B Holders such shares, securities, assets, or cash as, in accordance with the foregoing provisions, the Series B Holders may be entitled to receive and the other obligations of the Corporation pursuant to this designation of the rights and powers of Series B Preferred Stock. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares shall not be deemed to be a reclassification of the shares of Common Stock for purposes of this clause(h)(ii)(G).

(I) Notice of Adjustments. Whenever the Conversion Rate shall be adjusted pursuant to this subparagraph (h)(ii), the Corporation shall promptly deliver a certificate signed by the President or a Vice President and by the Chief Financial Officer, Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation made any determination hereunder), by first class mail postage prepaid to each Series B Holder.

(J) Adjustments to Other Securities. In the event that, as a result of an adjustment made pursuant to this subparagraph (h)(ii), the Series B Holders shall become entitled to receive any shares or securities of the Corporation other than the shares of Common Stock, thereafter the number of such other shares or securities so purchasable upon conversion of each share of Series B Preferred Stock and the purchase price for such shares or securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as possible to the provisions with respect to the shares of Common Stock contained in clauses (h)(ii)(A), (B), (C), (D) and (G).

(K) Deferral of Issuance of Additional Shares in Certain Circumstances. In any case in which this subparagraph (h)(ii) shall require that an adjustment in the Conversion Rate be made effective as of a record or issuance date for a specified event, the Corporation may elect to defer until the occurrence of such event issuing to the Series B Holders the Conversion Shares, if any, issuable upon such conversion over and above the Conversion Shares, if any, issuable upon such exercise on the basis of the Conversion Rate in effect prior to such adjustment; provided, however, that the Corporation shall deliver as soon as practicable to each such Series B Holder a due bill or other appropriate instrument provided by the Corporation evidencing such Series B Holder’s right to receive such additional shares of Common Stock (or other securities) upon the occurrence of the event requiring such adjustment.

(iii) Procedures for Conversion.

(A) In order to exercise a Series B Holder’s Conversion Option with respect to any shares of Series B Preferred Stock owned by such Series B Holder, the Series B Holder must deliver an irrevocable written notice (each, a “Conversion Notice”) of such conversion to the Corporation at the Corporation’s principal office setting forth the number of shares of Series B Preferred Stock being so converted and the name(s) in which the Series B Holder desires the Conversion Shares to be issued to, accompanied by the certificate representing such shares of Series B Preferred Stock, to the Corporation, at its principal office. In the event that the Series B Holder shall specify a name or names other than that of the Series B Holder to receive any of the Conversion Shares issuable upon such exercise of the Conversion Option, the Conversion Notice also shall be accompanied by payment of all transfer taxes payable upon the issuance of the Conversion Shares to such specified person(s).

(B) On the day immediately following the date of a valid conversion of any shares of Series B Preferred Stock, the Series B Holder converting such Series B Preferred Stock (and any person(s) receiving Conversion Shares in lieu of the Series B Holder in accordance with clause (h)(iii)(A) shall be deemed to have become the holder of record for all purposes of the Conversion Shares to which such valid conversion relates.

(C) As soon as practicable, but not in excess of five business days, after the valid conversion of any shares of Series B Preferred Stock, the Corporation, at the Corporation’s expense (including the payment by Corporation of any applicable issuance and similar taxes, but excluding the transfer taxes referred to in clause(h)(iii)(A), will cause to be issued in the name of and delivered to the Series B Holder converting such Series B Preferred Stock, or such other person(s) identified in the Conversion Notice with respect to such conversion, certificates evidencing the number of duly authorized, validly issued, fully paid and non-assessable Conversion Shares to which the Series B Holder, or such other person(s) identified in such Conversion Notice, shall be entitled to receive upon the conversion, as adjusted to reflect the effects, if any, of the anti-dilution provisions of this subparagraph (h)(ii), such certificates to be in such reasonable denominations as Series B Holder shall request when delivering the Conversion Notice.

(D) No fractional Conversion Shares shall be issued upon any conversion of Series B Preferred Stock but, in lieu of such a fractional Conversion Share, the Corporation shall, upon such conversion, round up any fractional Conversion Share to the nearest whole share of Common Stock (or other securities receivable upon conversion of Series B Preferred Stock).

(E) If fewer than all of the shares of Series B Preferred Stock evidenced by the stock certificate accompanying a Conversion Notice are being converted, the Corporation shall execute and deliver to the Series B Holder delivering such Conversion Notice a new stock certificate (dated as of the date hereof) evidencing the balance of the shares of Series B Preferred Stock represented by the stock certificate accompanying the Conversion Notice that have not been so converted.

(iv) Reservations of Conversion Shares. The Corporation shall reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock (and/or other securities issuable upon the conversion of Series B Preferred Stock) issuable upon conversion of all outstanding shares of Series B Preferred Stock. In the event that the Corporation does not have a sufficient number of shares of authorized but unissued Common Stock (or such other securities) necessary to satisfy the full conversion of all outstanding shares of Series B Preferred Stock, then the Corporation shall call and hold a meeting of the stockholders of the Corporation within 120 days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock (or other securities). The Board of Directors of the Corporation shall recommend to the stockholders of the Corporation that such stockholders vote in favor of such proposal. This remedy is not intended to limit the remedies available to the Series B Holders, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

(v) Conversion in Lots. Each Conversion Notice shall be with respect to no less than 1,000 shares of Series B Preferred Stock, unless the total number of shares of Series B Preferred Stock owned by the Series B Holder issuing the Conversion Notice is less than 1,000 (in which event, such Conversion Notice shall be with respect to no less than the total number of shares of Series B Preferred Stock owned by the Series B Holder issuing the Conversion Notice).